Amper, Politziner & Mattia, llp

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statement on Registration Statements on Form S-3 (No. 333-134102) and Form S-8 (No. 333-104060 and No. 333-132898) of Kingstone Companies, Inc. and Subsidiaries, of our report dated April 7, 2010, with respect to the consolidated financial statements of Kingstone Companies, Inc. and Subsidiaries as of and for the year then ended December 31, 2009, appearing in the 2009 Annual Report on Form 10-K of Kingstone Companies, Inc.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
April 7, 2010